Exhibit 21.1

List of Subsidiaries of Ballistic Recovery Systems, Inc.

(1) BRS de Mexico S.A. de C.V., a Mexican commercial company under the General Law of Commercial Companies in Mexico

(2)Advanced Tactical Fabrication Inc., a Minnesota corporation